Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ballantyne of Omaha, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-116428 on Form S-1, No. 333-116739 on Form S-8, No. 333-03849 on Form S-8, and No. 333-22357 on Form S-3 of Ballantyne of Omaha, Inc. of our report dated March 11, 2005, with respect to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule II, which report appears in the December 31, 2004 Annual Report on Form 10-K of Ballantyne of Omaha, Inc.

Our report refers to the Company’s adoption of the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, and the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in 2002.

/s/ KPMG LLP

Omaha, Nebraska

March 29, 2005